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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  -----------

                                   FORM 8-K
                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                       Date of Report: February 10, 1999
              (Date of earliest event reported: February 5, 1999)

                       Commission File Number:  0-22419

                                 CARDIMA, INC.
            (Exact name of Registrant as specified in its charter)



               Delaware                             94-3177883
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(State of incorporation or organization)       (IRS Employer I.D. No.)


                 47266 Benicia Street, Fremont, CA 94538-7330
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                   (Address of principal executive offices)

                                  (510)354-0300
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             (Registrant's telephone number, including area code)
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Item 5. Other Events
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     In a letter dated November 16, 1998, the Nasdaq Stock Market ("Nasdaq")
informed Cardima, Inc. (the "Company") that based on financial information contained in the Company's Form 10-Q for the quarter ended September 30, 1998, the Company was no longer in compliance with the net tangible asset requirement of $4,000,000 for continued listing under NASD Rule 4450(a), Maintenance Standard 1 for Nasdaq National Market securities. In a subsequent letter dated December 4, 1998, Nasdaq informed the Company that its Common Stock would be delisted from Nasdaq effective on the close of business December 10, 1998. In response to this letter, the Company requested an oral hearing which had the effect of staying the delisting until the time of the hearing. The hearing has been scheduled for February 18, 1999.

     On January 21, 1999, the Company issued and sold 5,803,500 shares of its Common Stock for a purchase price of $2.00 per share to certain accredited investors in a private placement (the "First Closing"). The First Closing was previously reported on a Form 8-K filed on February 2, 1999. On February 5, 1999, the Company issued and sold an additional 1,696,500 shares of its Common Stock to certain accredited investors on the same terms as the First Closing (the "Second Closing"). The First Closing and the Second Closing are hereinafter referred to as the "Private Placement."

     In connection with the Private Placement and the Company's request to declare the February 18, 1999 hearing moot, Nasdaq has requested that the Company file a Form 8-K with a pro forma balance sheet reflecting the net proceeds received by the Company in the Private Placement. Accordingly, the pro forma balance sheet is attached as an exhibit hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     (c)  Exhibits

          (99.1)  Press Release dated February 5, 1999

          (99.2)  Pro Forma Balance Sheet
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                              CARDIMA, INC.


                              By:  /s/ Phillip Radlick, Ph.D.
                                  --------------------------------
                                       Phillip Radlick, Ph.D.
                                       President and Chief Executive Officer

Date: February 9, 1999